MorrisonCohen LLP

Fred H. Perkins
Partner
(212) 735-8647
fhperkins@morrisoncohen.com

May 28, 2008

VIA FACSIMILE (914-686-0682) & FEDERAL EXPRESS
Nutrition 21, Inc.
4 Manhattanville Road
Purchase, NY 10577
Attn: President

Re: Securities Purchase Agreement entered into between Nutrition 21, Inc. ("Nutrition") and [redacted] et al. dated as of September 10, 2007 (the "SPA"); Certificate of Designation (also known as Certificate of Amendment of the Certificate of Incorporation) of Nutrition, dated September 11, 2007 ("Certificate")

Dear Sir/Madam:

This firm is counsel to [redacted]. I write in connection with the above-referenced SPA, Certificate and related Transaction Documents and to advise that Nutrition is hereby placed on notice of the following "Triggering Events" and [redacted] rights as a result thereof.[1]

As you know, Section 9 of the Certificate sets forth various Triggering Events which entitle [redacted] to exercise, inter alia, certain rights to redeem its Preferred Stock as set forth in section 9(b) of the Certificate. Section 9(a)(vii) of the Certificate provides that a Triggering Event occurs if Nutrition "fails to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents [which includes the Certificate itself as per section 1.1 of the SPA], and such failure or breach shall not, if subject to the possibility of a cure by [Nutrition], have been cured within 30 calendar days after the date on which written notice of such failure or breach shall have been delivered."

Section 10 of the Certificate ("Negative Covenants") provides that unless 67% of the Preferred Stock holders' prior written consent is obtained, Nutrition "shall not, and shall not permit any of its subsidiaries . . . to, directly or indirectly: a) other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind . . . ; b) other than Permitted Liens, enter into, create, assume or suffer to exist any Liens of

[1] Unless otherwise defined, all capitalized terms shall have such meaning as ascribed to them in the SPA and Certificate.

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any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any therein or any income or profits therefrom;"

The Certificate defines Permitted Indebtedness to mean: (a) Indebtedness disclosed on Schedule 3.1(aa) of the SPA; (b) Indebtedness of up to $5 million incurred under Nutrition's revolving line of credit with Gerber Finance et al.; (c) certain lease obligations and purchase money indebtedness of up to $100,000 in the aggregate.

According to Nutrition's 10-Q filing for the quarter ending March 31, 2008, "on April 7, 2008, [Nutrition] and JP Morgan Chase Bank N.A. entered into a six month loan agreement whereby [Nutrition] borrowed $3.0 million at LIBOR+0.500 percentage points [and] pledged $4.0 million of its auction rate securities." Nutrition's assumption of this new Indebtedness is in breach of the Certificate. Prior requisite consent was not obtained to [redacted] knowledge. Further, this indebtedness was not disclosed on Schedule 3.1(aa) of the SPA, is not a qualified lease obligation or purchase money indebtedness and cannot be a "replacement financing" as that term is referred to in the Certificate since Nutrition's same 10-Q filing makes clear that Nutrition remains indebted to Gerber under its revolving line of credit.

Likewise, Nutrition's pledge of $4.0 million of its auction rate securities also constitutes a breach of Nutrition's obligations and covenants under the Certificate since it is not in connection with a Permitted Indebtedness.

Accordingly, you are hereby notified that unless the foregoing breaches are promptly cured within 30 days hereof, [redacted] shall take such action and exercise such rights as a result thereof to which it is entitled under the Transaction Documents, including but not limited its rights of redemption. Guide your conduct accordingly.

This letter is without waiver of any and all of [redacted]'s rights and remedies, including the right to declare other breaches and other Triggering Events, all of which rights and remedies are hereby explicitly reserved.

Sincerely yours,

Fred H. Perkins

FHP:mfv

Cc: Oscar D. Folger, Esq. (via facsimile - 212-697-7833)